Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-161175 on Form S-8 of our reports dated March 11, 2021, relating to the consolidated financial statements and financial statement schedule of Altisource Portfolio Solutions S.A. and subsidiaries (the “Company”) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph related to the change in the method of accounting for leases and an emphasis of matter paragraph related to the concentration of revenue and uncertainties with Ocwen Financial Corporation), and our report dated March 11, 2021, relating to internal control over financial reporting (which report expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

/s/ Mayer Hoffman McCann P.C.

March 11, 2021
Clearwater, Florida